                                                                   Exhibit 10.10
                                                                   -------------
                               A G R E E M E N T
                               -----------------

                                 * * * * * * *

        THIS AGREEMENT, made and entered into this the ____ day of February, 1992, by and between the Pulaski County Solid Waste Management District organized under the laws of the State of Kentucky, hereinafter referred to as the District and Pulaski Landfill, Inc., of 4140 South Highway 27, Somerset, Kentucky 42501, hereinafter, referred to as the Operator.

          W I T N E S S E T H:

          WHEREAS, the Operator is qualified to operate a sanitary landfill for the disposal of solid waste; and

          WHEREAS, the District desires the Operator to operate the area designated to be used for sanitary landfill operations;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the District and the Operator hereby agree as follows:

          1.  Disposal Site. All solid waste shall be disposed of at such
              -------------
locations as may be approved by the District from time to time. This may be an approved landfill within Pulaski County, Kentucky, or it may be an approved transfer station if the solid waste is to be transported out of Pulaski County for disposal.

          2.  Consideration. The Operator shall pay to the District the sum of
              -------------
Five Hundred and 00/100 ($500.00) Dollars, plus a monthly fee equal to four (4%) percent of the Operator's gross revenue from all municipal solid waste generated by customers within Pulaski County, Kentucky, and if the landfill is located within Pulaski County, Kentucky, four (4%) percent of Operator's gross revenue from special waste from any source during the term of the franchise agreement, and five (5%) percent of the Operator's gross revenue from all out of District municipal solid waste disposed of in the landfill. Any waste disposed of in the landfill by related organizations of the Operator shall be included in gross revenue at the rates normally charged for that type of service.

          The Operator shall provide, at its own expense, to the District's Accountant an annual audit, which will be conducted in accordance with Government Auditing Standards (The Yellow Book) and must be tendered within ninety (90) days following the close of the Operator's Fiscal year. The Operator's audit shall reconcile waste received to revenue reported and shall audit any adjustments to reported revenue. The auditor's workpapers shall be made available to the District's accountants upon request.

          All fees due herein shall be paid quarterly and shall be paid within thirty (30) days of the end of each quarter. Each payment shall be accompanied by a letter from the Operator's CPA or Chief Financial Officer that reflects complete computation of the amount submitted.

          3. Fees. (a) The Operator shall charge no more than the following fees:

                              (Price per Cubic Yard)


EFFECTIVE DATE                            Compacted                 Non-Compacted       Cars                   Trucks
---------------------------------------------------------------------------------------------------------------------
Current                                      5.94                         5.94           5.00                   10.00
---------------------------------------------------------------------------------------------------------------------
5/1/92                                       6.29                         5.94           5.00                   10.00
---------------------------------------------------------------------------------------------------------------------
1/1/93                                       6.79                         6.11           6.00                   11.00
---------------------------------------------------------------------------------------------------------------------
1/1/94                                       7.12                         6.41           7.00                   12.00
---------------------------------------------------------------------------------------------------------------------
1/1/95                                       7.49                         6.74           8.00                   13.00
---------------------------------------------------------------------------------------------------------------------
1/1/96                                       7.86                         7.07           8.48                   14.00
---------------------------------------------------------------------------------------------------------------------
1/1/97                                       7.98                         7.18           9.00                   15.00
---------------------------------------------------------------------------------------------------------------------
1/1/98                                       8.20                         7.38           9.50                   16.50
---------------------------------------------------------------------------------------------------------------------
1/1/99                                       8.35                         7.52          11.00                   17.00
---------------------------------------------------------------------------------------------------------------------
1/1/2000                                     8.35                         7.93          12.00                   18.00
---------------------------------------------------------------------------------------------------------------------
1/1/2001                                     8.35                         8.35          13.00                   19.00
---------------------------------------------------------------------------------------------------------------------

          (b) Bulky or other items (including tires and baled waste) that require special handling will be subject to a separate rate or handling charge as reasonably determined by the Operator and approved by the District.

          (c) The base rates set out in this paragraph (3) shall be adjusted annually based upon the average annual increase in the Consumer Price Index, beginning January 1, 1993, and continuing on January 1, of each year thereafter. The Operator and the District also acknowledge that the rates set forth in this paragraph (3) may be subject to increase by the amount of any future franchise, surcharge or license fees imposed by federal, state, county or other authorities.

          4.  Business Hours. The Operator shall keep the Sanitary Landfill
              --------------
operation open and fully staffed fifty-two (52) weeks a year from at least 8:00 a.m., to 4:30 p.m., Monday through Friday and from 9:00 a.m., to 12:00 noon, on Saturday. National holidays and holidays of the Commonwealth of Kentucky shall be excepted. Operator shall be entitled to adopt and enforce reasonable operating procedures and restrictions governing the packaging and presentation of waste, slotting of disposal times, ingress and egress, manifests, records and other operation matter, which shall be presented to the District in advance for its approval.

          5.  Materials to be Disposed of. The Operator shall accept all solid
              ---------------------------
waste created within the jurisdiction of the district or that for which the district has accepted responsibility upon payment of fees as scheduled, provided, however, that junked automobiles, bedsprings, liquid wastes, motors, capacitors, and batteries shall be excluded from the foregoing and all other matters excluded by the rules and regulations of the Commonwealth of Kentucky. The Operator shall have, in its sole discretion, the right to reject any load of waste, or to require further testing or removal from its premises of any load of waste, if the Operator determines or has reasonable basis to believe that the load contains material it is not permitted by law to accept.

          6.  Term. The term of this agreement shall be for ten (10) years,
              ----
beginning on the 13th day of February, 1992, and ending at midnight on the 12th day of February, 2002.

          7.  Inspection. The District, or its agents, may make inspections of
              ----------
the sanitary landfill site through designated personnel at all reasonable times.

          8.  Operation of Site. The Operator shall have the exclusive right and
              -----------------
responsibility for the operation of the sanitary landfill within the jurisdiction of the district in accordance with the provisions of this Agreement for the term of this Agreement and any extension thereof.

          9.  Compliance with Laws. The Operator shall operate the disposal site
              --------------------
in compliance with all applicable laws, ordinances and regulations and any additions or amendments thereto, including the Solid Waste Disposal Act of the State of Kentucky, the rules and regulations of the State Board of Health, the City of Somerset, and the Pulaski County Board of Health, the Ordinances of the City of Somerset, the Solid Waste Ordinance of Pulaski County, Kentucky, and as required and in accordance with State statutes the Solid Waste Plan as approved and lawfully enacted by the District from time to time.

          10. Labor and Equipment. The Operator shall furnish all labor, tools
              -------------------
and equipment necessary for the operation of the site and shall be responsible for all required maintenance thereof. Supervision by an experienced and qualified person shall be provided at all times the sanitary landfill is open for use or operation.

          11. Service Facilities. The Operator shall construct and maintain, at
              ------------------
his expense, all facilities, improvements and buildings within the site necessary for the operation of the site.

          12. Salvage.  Neither scavenging nor salvage operations shall be
              -------
permitted at the operating face of the sanitary landfill.

          13. Title to Waste. Title to the waste shall vest in the owner of the
              --------------
fee simple estate as it is deposited in the landfill for permanent disposal.

          14. Change in Regulations. In the event that compliance with
              ---------------------
subsequent statutes, ordinances, requirements, rules and/or regulations results in a change in operating costs such that an adjustment in the gate rates would be deemed appropriate, then there shall be a reasonable adjustment in the gate rates. The Operator shall provide data to the District to verify any requested change in gate rates.

          15. Change in Sanitary Landfill Site. In the event it becomes
              --------------------------------
necessary to transfer the sanitary landfill or transfer station operations to another site, or additional sites, then it becomes the responsibility of the Operator to provide said additional site or sites, at his expense which sites must meet with the approval of the District and the Commonwealth of Kentucky.

          16. Performance Bond. The Operator shall furnish a Performance Bond to
              ----------------
the District for the faithful performance of this Agreement, said bond to be executed by a surety company licensed to do business in this State, and to be in a penal sum equal to $500,000.00. Said Performance Bond shall be furnished annually by the Operator on the first day of each year of the Agreement or any extension thereof, and shall indemnify the District against any loss resulting from any failure or performance by the Operator.

          17. Payment Bond. The Operator shall, within ten (10) days of the
              ------------
execution of this agreement, deliver or cause to be delivered to the District a bond in the amount of $100,000.00 executed by a surety company licensed to do business in this State, guaranteeing payment of wages to all employees of the Operator at the site or sites and the cost of all supplies, materials, and insurance premiums required in fulfilling this Agreement.

          18. Indemnity. The Operator hereby binds himself to indemnify and hold
              ---------
harmless the District from all claims, demands and/or actions, legal and/or equitable, arising from the Operator's operation of all disposal sites. The Operator further agrees to obtain and keep continuously in effect public liability and property damage insurance in an amount of not less than $100,000.00 for any one person and $500,000.00 for any one accident, and not less than $50,000.00 property damage insurance, which policy or policies shall be for the protection of the Operator, or the District as their interests may appeal. Proof of such insurance shall be furnished by the Operator to the District by certificates of insurance, with a minimum cancellation time of ten
(10) days, said time to commence after delivery of said notice to the District at the address shown above. Such policy may be written to allow the first Two Hundred Fifty ($250.00) Dollars of liability for damage to property to be deductible.

          19. Workmen's Compensation. The Operator, if and when he comes within
              ----------------------
the provisions of the workmen's compensation act of Kentucky, shall carry in a company authorized to transact business in the State of Kentucky, a policy of insurance fulfilling all requirements of the Workmen's Compensation Act of Kentucky, including all legal requirements for occupational diseases.

          20. Standard of Performance. In the event that the Operator shall fail
              -----------------------
to dispose of materials herein provided to be disposed of for a period in excess of five (5) consecutive days, and provided such failure is not due to war, insurrection, riot, Act of God, or any other cause or causes beyond the Operator's control, the District may, at its option, after written notice to the Operator as provided herein, take over and operate any or all of the Operator's equipment used in the performance of this Agreement, and provide for such operation until such matter is resolved and the Operator is again able to carry out its operations under this Agreement. Any and all operating expense incurred by the District in so doing may be deducted by it from any compensation which might be due to the Operator hereunder, from any source whatever.

          If the Operator is unable for any cause to resume performance at the end of thirty (30) calendar days, all liability of the District under this contract to the Operator shall cease and the District shall be free to negotiate with other Operators for the operation of said site or sites. Such operation with another operator shall not release the Operator herein of its liability to the district for such breach of this agreement. In the event that this contract is negotiated with another operator, third-party liability of the Operator herein shall terminate insofar as same arises from tortuous conduct in operation and control of sites.

          21. Assignment. No assignment of this Agreement or any right occurring
              ----------
under this Agreement shall be made in whole or part by the Operator without the express written consent of the District, nor shall any subcontract be 1st under this Agreement without the express written consent of the District, and in the event of any assignment or subcontract the assignee or subcontractor shall assume the liability of the Operator, but the Operator shall not be relieved of any liability due to any assignment or subcontract.

          22. Books and Records. The Operator shall keep daily records of wastes
              -----------------
received and the District shall have the right to inspect the same insofar as they pertain to the operation of the sanitary landfill site for the purpose of analysis of the financial condition of said operation. The records should include the type, weight and volume of solid waste received, the portion of the landfill used, (determined by cross section and survey) and any deviations made from the plan of operation and equipment maintenance, cost records, and rates charged each customer. Records of the actual billings to Operator's customers shall be available for inspection by the District's accountant. The Operator shall submit a proposed record and accounting system for approval. The Operator shall provide the District with copies of all reports it files with any State or Federal agency at the time that such reports are filed.

          23. Bankruptcy. This Contract shall terminate in the case of
              ----------
bankruptcy, voluntary or involuntary, or insolvency of the Operator. The time of termination in the event of bankruptcy shall be the day and time of filing of the petition in Bankruptcy.

          24. Number of Copies. This Agreement may be executed in any number of
              ----------------
counterparts, all of which shall have the full force and effect of an original for all purposes.

          25. Law to Govern. This Agreement shall be governed by the laws of the
              -------------
State of Kentucky, both as to interpretation and performance.

          26. Modification. This Agreement constitutes the entire agreement and
              ------------
understanding between the parties hereto, and it shall not be considered modified, altered, changed or amended in any respect, unless in writing and signed by the parties hereto.

          27. Right to Require Performance. The Failure of the District at any
              ----------------------------
time to require performance by the Operator of any provisions hereof, shall in no way effect the right of the District thereafter to enforce same. Nor shall waiver by the District of any breach of any provisions hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of any provision itself.

          28. Illegal Provisions. If any provision of this Agreement shall be
              ------------------
declared illegal, void, or unenforceable, the other provision shall not be effected, but shall remain in full force and effect.

          29. Notice. A letter addressed and sent by certified United States
              ----------------
mail to either party at its business address shown hereinafter shall be sufficient notice whenever required for any purpose in this Agreement, to-wit:

                              Pulaski County Solid

                           Waste Management District

                                  P.O. Box 989

                               Somerset, KY 42502


                             Pulaski Landfill, Inc.

                               4140 South Hwy. 27

                               Somerset, KY 42501

          30. Authorized Capacity. It is expressly understood and contemplated
              -------------------
that the Operator is authorized to accept municipal solid waste from within and outside of Pulaski County in the following amounts, unless increased under the County's Solid Waste Plan, for the term of this Agreement:

                 Estimated 10-Year Waste Generation (1991-2001)
                 ----------------------------------------------

                       In Area Waste:        500,913 tons
                       Out of Area Waste:    875,324 tons


          31. Operator shall furnish to the District all of the background information required by the Commonwealth of Kentucky under KRS 224.861, and such information shall also be provided to the District by any assignee contemplated under paragraph 21 above, and also by any transferee of a majority ownership of the Operator.

          IN TESTIMONY WHEREOF, witness the signatures of the parties hereto this the day and date first above written.

                                  DISTRICT:
                                  --------

                                  PULASKI COUNTY SOLID WASTE
                                  MANAGEMENT DISTRICT

                                  BY:  /s/ Smith Vanhook
                                       ------------------------------
                                       SMITH VANHOOK, CHAIRMAN

                                  ATTEST:  /s/ Mary Creekmore
                                           --------------------------
                                           MARY CREEKMORE, SECRETARY

                                  OPERATOR:
                                  --------

                                  BY:  /s/ William Skuba
                                       ------------------------------
                                       WILLIAM C. SKUBA, PRESIDENT

STATE OF PENNSYLVANIA
COUNTY LUZERNE . . . SCT:

          Acknowledged before me by Pulaski Landfill, Inc., by and through its President, William C. Skuba, on this 27th day of February, 1992.

My Commission Expires:
            1/17/94                    /s/ Barbara Chesrasaro
                                       ------------------------------
                                       Notary Public

PREPARED IN THE LAW OFFICE OF

--------------------------------
JOHN T. MANDT
Attorney at Law
P.O. Box 25
Somerset, Kentucky  42502
(606) 679-3504